Exhibit 99.23

CONSENT

We hereby consent to the references to our firm as the appraisal firm retained by the Board of Directors of Science Applications International Corporation which are included in the Registration Statement on Form S-4 filed by SAIC, Inc. (File No. 333-128022) and any amendments thereto.

Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

/s/ Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

Los Angeles, California

October 11, 2005